Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), is hereby made between Urovant Sciences, Inc. (the “Company”) and Michael McFadden (“you”) (collectively, the “Parties”). This Agreement shall become effective upon the closing of the Company’s initial public offering (the “Effective Date”).

WHEREAS, the Company desires for you to continue to provide services to the Company, and wishes to provide you with certain compensation and benefits in return for such employment services; and

WHEREAS, you wish to remain employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Employment by the Company.

1.1 Position. You will continue to serve as the Company’s Chief Commercial Officer. This is an exempt position, and during your employment with the Company you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and absences permitted by the Company’s general employment policies.

1.2 Duties and Location. You shall perform such duties as are required by the Company’s Chief Executive Officer (the “CEO”), to whom you will report. Your primary office location shall be the Company’s office located in Irvine, California. The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel.

1.3 Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Salary. For services to be rendered hereunder, you shall receive a base salary at the rate of four hundred thousand dollars, ($400,000.00) per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular bi-monthly payroll schedule. Your base salary will become effective within 30 days of the Company’s initial public offering and will be subject to annual review by the Company’s Chief Executive Officer.

2.2 Bonus. You will be eligible to participate in the Company’s discretionary Performance Bonus Plan, with the potential to receive a target bonus of 40% of your Base Salary (the “Performance Bonus”). Your Performance Bonus eligibility is based on the Company’s fiscal year, which runs from April 1 through March 31 of the next calendar year. Whether you receive a Performance Bonus for any given fiscal year, and the amount of any such Performance Bonus, will be determined by the Company in its sole discretion, and is based on Company performance and your achievement of objectives and milestones to be determined by the Company for the applicable fiscal year. The Performance Bonus will be prorated for the fiscal year in which you begin employment or if the Company conducts your review or performance assessment for a period covering less than a full fiscal year. To earn a Performance Bonus, except as otherwise provided herein, you must be employed by the Company on the last day of the applicable fiscal year. Except as otherwise provided herein, you will not be eligible for, and will not earn, any Performance Bonus (including a prorated bonus) if your employment terminates for any reason before the end of the fiscal year. The Company will pay any earned Performance Bonus by no later than thirty (30) days after the end of the Company’s fiscal year, or by April 30.

3. Equity Incentive.

You will be eligible to receive additional discretionary annual equity incentive grants in amounts commensurate with your position (“Annual Equity Grants”). The Annual Equity Grants will be based upon meeting Company and individual performance metrics to be mutually agreed upon in writing annually. The Annual Equity Grants (i) will be subject to a 4-year vesting period, with 25% vesting at year one (1) and quarterly vesting thereafter for twelve (12) quarters, as well as any other terms and conditions contained in the grant agreements; and (ii) will expire and cease to be exercisable on the ten (10) year anniversary of the grant date. All shares received under the Annual Equity Grants shall immediately become fully vested and exercisable immediately prior to (and contingent upon) a Change In Control as defined in the 2017 Equity Incentive Plan. In addition, any unvested outstanding equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable immediately prior to (and contingent upon) a Change In Control as defined in the operative Equity Incentive Plan.

4. Executive Vacation. We believe that you are in the best position to determine when to work and when to take time away from work, while still responsibly performing your duties and responsibilities. Consequently, instead of providing you with a fixed number of vacation days each year, you may take time off with pay for rest and relaxation, or to attend to personal matters at your discretion, subject to fulfilling performance expectations and coordinating time off with our CEO.

5. Standard Company Benefits. You shall be entitled to participate in all other employee benefit programs for which you are eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. These benefits include health, dental, and other insurance coverage, participation in the Company’s 401(k) plan, and holiday and sick leave. Insurance coverage will begin on the first day of your employment. The official plan documents will control. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time in its discretion.

6. At-Will Employment. Your employment relationship is at-will. The Company may modify your job title, compensation, duties, and other terms and conditions of employment as it deems necessary and appropriate in light of the Company’s needs and interests from time to time. Additionally, either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer, or director with the Company and any of its affiliates, each effective on the date of termination. Upon the termination of your employment for any reason, you shall be entitled to receive: (a) any earned but unpaid Base Salary; (b) any vested employee benefits in accordance with the terms of the applicable employee benefit plan or program; (c) any unreimbursed business expenses incurred in accordance with Company policy; and (d) any earned but unpaid Performance Bonus for any performance years that were completed as of the date of termination. In addition, you may be eligible to receive additional payments and benefits, as set forth in more detail below.

7. Termination of Employment; Severance Benefits.

7.1 Termination Without Cause or Resignation for Good Reason During the Change in Control Determination Period. In the event your employment with the Company is terminated by the Company without Cause, or you resign for Good Reason, in either event during the Change in Control Determination Period, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that you remain in compliance with the terms of this Agreement, the Confidentiality Agreement, the Arbitration Agreement, and any other agreement between you and the Company, the Company shall provide you with the following Change in Control Severance Benefits:

a. The Company shall pay you, as severance, the equivalent of 100% of your Base Salary in effect as of the date of your employment termination and disregarding for this purpose any decrease in annual base salary constituting Good Reason, subject to standard payroll deductions and withholdings (the “CIC Salary Severance”). The CIC Salary Severance will be paid as one-time, lump-sum payment no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service, provided the Separation Agreement (as discussed in Section 7.5) has become effective.

b. The Company shall pay you, as additional severance, an amount equal to the sum of (i) 100% of your target annual Performance Bonus for the year of termination; and (ii) a pro rata target annual Performance Bonus for the year of termination, calculated by multiplying your target Performance Bonus amount as of the date of termination by a fraction, the numerator of which is the number of days worked in the performance year and the denominator of which is 365 (the “CIC Bonus Severance”). The CIC Bonus Severance will be paid as a one-time, lump-sum payment contemporaneously with the CIC Salary Severance, but in no event later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service, provided the Separation Agreement (as discussed in Section 7.5) has become effective.

c. If you timely elect continued group health plan continuation coverage under COBRA or a state or local equivalent, such as Cal-COBRA, the Company shall pay the full amount of your premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, for 12 months or until such earlier date on which you become eligible for health coverage from another employer (the “COBRA CIC Payment Period”). The level of coverage will be the same (if possible) as the level of coverage selected by you and in effect at the time of your termination. Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period. Notwithstanding the foregoing, if you timely elect continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or violating Section 105(h) of the Code, then in lieu of paying the employer portion of the COBRA premiums on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA CIC Payment Period a fully taxable cash payment equal to 200% of the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special CIC Severance Payments”). Such Special CIC Severance Payments shall end upon expiration of the COBRA CIC Payment Period.

7.2 Termination Without Cause or Resignation for Good Reason Not During the Change in Control Determination Period. In the event your employment with the Company is terminated by the Company without Cause, or you resign for Good Reason, in either event not during the Change in Control Determination Period, then provided such termination constitutes a Separation from Service, and provided that you remain in compliance with the terms of this Agreement, the Confidentiality Agreement, the Arbitration Agreement, and any other agreement between you and the Company, the Company shall provide you with the following Non-CIC Severance Benefits:

a. The Company shall pay you, as severance, the equivalent of 75% of your Base Salary in effect as of the date of your employment termination and disregarding for this purpose any decrease in annual base salary constituting Good Reason, subject to standard payroll deductions and withholdings (the “Non-CIC Salary Severance”). The Non-CIC Salary Severance will be paid as one-time, lump-sum payment no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service, provided the Separation Agreement (as discussed in Section 7.5) has become effective.

b. The Company shall pay you, as additional severance, an amount equal to a pro rata target annual Performance Bonus for the year of termination, calculated by multiplying your target bonus as of the date of termination by a fraction, the numerator of which is the number of days worked in the performance year and the denominator of which is 365 (the “Non-CIC Bonus Severance”). The Non-CIC Bonus Severance will be paid as a one-time, lump-sum payment contemporaneously with the Non-CIC Salary Severance, but in no event later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service, provided the Separation Agreement (as discussed in Section 7.5) has become effective.

c. If you timely elect continued group health plan continuation coverage under COBRA, or a state or local equivalent, such as Cal-COBRA, the Company shall pay a portion of your premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, for nine (9) months or until such earlier date on which you become eligible for health coverage from another employer (the “COBRA Payment Period”). The amount of this portion will be the same portion of the premium cost as was borne by the Company under the level of coverage selected by you and in effect at the time of your termination. Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period. Notwithstanding the foregoing, if you timely elect continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or violating Section 105(h) of the Code, then in lieu of paying the employer portion of the COBRA premiums on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to 200% of the employer’s portion of the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payments”). Such Special Severance Payments shall end upon expiration of the COBRA Payment Period.

7.3 Termination as a Result of Death or Disability.

a. In the event that your employment is terminated as a result of your Disability, you will be eligible to receive the Non-CIC Bonus Severance, provided the Separation Agreement (as discussed in Section 7.5) has become effective.

b. In the event that your employment is terminated as a result of your death, you will not be eligible to receive any Severance Benefits pursuant to this Agreement.

7.4 Termination for Cause; Resignation Without Good Reason. If you resign without Good Reason or the Company terminates your employment for Cause, whether during the Change of Control Determination Period or not, then: (a) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and; (b) you will not be entitled to any Severance Benefits under this Section 7.

7.5 Conditions to Receipt of Severance Benefits. The receipt of any applicable Severance Benefits pursuant to this Section 7 will be subject to you signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”). You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination. No Severance Benefits will be paid or provided until the Separation Agreement becomes effective.

7.6 Definitions.

a. Cause. For purposes of this Agreement, “Cause” for termination shall mean: (i) the continued failure by you to substantially perform your duties with the Company or any Subsidiary or Affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Company, or Subsidiary or Affiliate, that specifically identifies the alleged manner in which you have not substantially performed your duties and after you have been provided with a thirty (30) day cure period, or your deliberate violation of a Company policy; (ii) the engaging by you in illegal conduct or misconduct (including fraud, embezzlement, theft or dishonesty or material violation of any Company policy), or gross negligence, in any case that has caused or is reasonably expected to result in injury to the Company or any Subsidiary or Affiliate; (iii) your commission of, or plea of no contest to, a felony or any misdemeanor crime involving fraud, moral turpitude or dishonesty; (iv) your material breach of any written agreement or restrictive covenants with the Company or (v) violation of any law, rule or regulation (collectively, “Law”) relating in any way to the business or activities of the Company or any Subsidiary or Affiliate, or other Law that is violated, during the course of your performance of services hereunder that results in your regulatory suspension or disqualification, including, without limitation, the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), or any similar legislation applicable in the United States or in any other country where the Company or any Subsidiary or Affiliate intends to develop its activities. In addition, in the event you are arrested or charged with a violation of any Law, the CEO, in his/her sole discretion, may place you on leave with or without pay until dismissal or resolution of the pending charge, at which time the remaining provisions of this Section 7.6 (a) will apply, if applicable. If the matter is resolved to the Company’s satisfaction, the Company will provide you with unpaid base salary for the period during which pay was suspended.

b. Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence after the Effective Date of this Agreement of a “Change in Control” as defined in the Urovant Sciences Ltd. 2017 Equity Incentive Plan, as Amended and Restated, as in effect on the Effective Date of this Agreement.

c. Change in Control Determination Period. For purposes of this Agreement, “Change in Control Determination Period” means the time period beginning on the date on which a Change in Control occurs and ending twelve (12) months following the Change in Control.

d. Disability. For purposes of this Agreement, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

e. Good Reason. For purposes of this Agreement, “Good Reason” for your resignation shall mean: (i) a material diminution in your Base Salary as compared to below that Base Salary as set as of the time of the reduction; provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive officer team compensation, such reduction shall not constitute Good Reason provided that it is a reduction of a proportionally like amount or percentage affecting the entire executive team not to exceed 10%; (ii) a material diminution in your authority, duties, or responsibilities; (iii) any requirement of the Company that you be based anywhere more than fifty (50) miles from your primary office location and in a new office location that is a greater distance from your principal residence; or (iv) the failure of any successor to expressly assume and agree to perform the severance provisions in this Agreement. Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless you give written notice to the Company of your intention to terminate employment within thirty (30) days after the occurrence of the event constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason and you terminate employment on a mutually-agreeable date not more than thirty (30) days following the expiration of the Company’s cure period.

8. Section 280G. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Covered Employee would receive from the Company and its Subsidiaries or an acquiror pursuant to the Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Higher Amount (defined below). The “Higher Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Covered Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Higher Amount, reduction will occur in the manner that results in the greatest economic benefit for a Covered Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Notwithstanding the foregoing, any reduction shall comply with Section 409A including, but not limited to, the ordering of any such reduction. In no event will the Company, any Subsidiary or any stockholder be liable to any Covered Employee for any amounts not paid as a result of the operation of this Section 8. The Company will use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Covered Employee and the Company within fifteen (15) calendar days after the date on which the Covered Employee’s right to a Payment is triggered (if requested at that time by the Covered Employee or the Company) or such other time as requested by the Covered Employee or the Company.

9. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation

Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If a payment is subject to a release, and the release revocation period could span two years, then the payment will occur in the second of the two years if required in order to avoid taxation pursuant to Section 409A.

10. Proprietary Information Obligations. As a condition of employment, you shall execute and abide by the Company’s standard form of Agreement for Protection of Company Information (the “Confidentiality Agreement”), attached as Exhibit A. You acknowledge and agree that any prior assignments of intellectual property made by you to the Company in any separate or prior agreement remain in full force and effect.

11. Arbitration Obligations. As a condition of employment, you shall execute and abide by the Company’s standard form of Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”), attached as Exhibit B.

12. Outside Activities During Employment.

12.1 Non-Company Business. Except with the prior written consent of our CEO, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder.

12.2 No Adverse Interests. You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

13. General Provisions.

13.1 Offer Conditions. This Agreement and your continued employment with the Company are conditioned on you accepting and returning a signed copy of this Agreement. This Agreement is also conditioned on: (a) you not being subject to any confidentiality, non-competition, or any other similar type of restriction that may affect your ability to perform your work at the Company; and (b) you not having been debarred, or having received notice of any action or threat with respect to debarment, under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. 335(a) or any similar legislation applicable in the US or in any other country where the Company intends to develop its activities. By signing this Agreement, you represent and warrant that you are not subject to any such limitations or restrictions.

13.2 Severability; Waiver. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.3 Complete Agreement. This Agreement, together with the Confidentiality Agreement and the Arbitration Agreement, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein; supersedes any other such promises, warranties or representations; and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

13.4 Counterparts; Headings. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13.5 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company.

13.6 Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. You acknowledge and agree that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. You have had the opportunity to retain a tax and financial advisor and fully understand the tax and economic consequences of all payments and awards made pursuant to the Agreement.

13.7 Term; Survival; Choice of Law. This Agreement shall terminate upon your termination of employment with the Company. The obligations as forth under Sections 6, 7, 8, 9, and 11, as well as under the Confidentiality Agreement and the Arbitration Agreement, will survive the termination of your employment and this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below.

UROVANT SCIENCES, INC.

By:	/s/ Nori Ebersole
Name:	Nori Ebersole
Title:	Chief Human Resources Officer
Date:	September 13, 2018

EXECUTIVE

/s/ Michael McFadden
Michael McFadden

Date: September 13, 2018

Exhibit A

Form of Agreement for Protection of Company Information

In exchange for the opportunity for employment or continued employment with Urovant Sciences, Inc. and any related entities (collectively, the “Company”), because the Company has provided and will continue to actively provide me with confidential information as a result of such employment, and/or for other valuable consideration, I, the undersigned employee, agree to the following:

1. Obligations to Prior Employers. I agree that I will not bring and have not brought to the Company any trade secrets that belong to any prior employers of mine, and I will not use or disclose and have not used or disclosed any trade secrets of any prior employer of mine in performing work for the Company. I further agree that I will not violate and have not violated any valid contractual commitments I have made with any prior employer in connection with my work for the Company.

2. Loyalty to the Company. I understand that I must devote my undivided loyalty and best efforts to the business of the Company. As a result, during my employment, I will not, other than for the Company, engage in any other employment, activity, or business: (i) in which the Company is now or may hereafter become engaged; (ii) that directly competes with the current or future business of the Company; (iii) that uses any Company information, equipment, supplies, facilities or materials; or (iv) otherwise conflicts with or is detrimental to the Company’s business interests or causes, or may reasonably be expected to cause a disruption of its operations.

3. Confidential Information of This Company. I hereby acknowledge that during my employment with the Company, the Company has provided and will actively provide me access to certain confidential and/or proprietary information regarding the Company and its business (collectively, “Confidential Information”) that is not generally known outside of the Company and that would not otherwise be provided to me without my execution of this Agreement. Confidential Information includes, without limitation, the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): trade secrets; inventions; processes; formulae; programs; technical data; financial information; Company-developed software; engineering designs and documentation; customer proposals, specifications, requirements, as well as marketing and advertising plans and strategies; customer identities, lists, and confidential information about customers and their buying habits; confidential information about prospects, suppliers, vendors, and key employees; personal information relating to the Company’s employees; mailing and e-mail lists; and any other confidential or proprietary information relating to the Company’s business. I understand that the Confidential Information has economic value because it is not generally known to the public or to other persons who can obtain economic value from its disclosure or use and I further understand that the Company expends considerable efforts to maintain the secrecy of the Confidential Information. I understand and agree that I am authorized to access and use Confidential Information solely for Company business and that I am not authorized to access any computer systems containing Confidential Information except in furtherance of the Company’s business.

4. No Misappropriation. During the term of my employment and thereafter, I hereby promise not to disclose or use, or induce or assist in the disclosure or use of, any Confidential Information except for the benefit of the Company. In addition, at no time after the end of my employment with the Company will I seek to obtain or misappropriate, or induce or assist in the obtaining or misappropriation, any of the Company’s trade secrets or other Confidential Information from any current or former Company employee, independent contractor, consultant, or any other source. Notwithstanding the confidentiality obligations set forth in this paragraph, I understand that, pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I also understand that if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order. I further understand that if a court of law or arbitrator determines that I misappropriated Company trade secrets willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed in this paragraph, then the Company may be entitled to an award of exemplary damages and attorneys’ fees.

5. Return of Property and Confidential Information. I agree not to remove any Company property or Confidential Information from Company premises without express written permission, and I agree to return all Company property and Confidential Information, in any form, at the time my employment with the Company ends for any reason or upon the earlier request of the Company. To the extent that I possess any Confidential Information in digital or other electronic form, I will work with the Company to secure said Confidential Information in accordance with the Company’s direction. Upon the request of the Company, I will execute a document confirming my agreement to honor my responsibilities contained in this Agreement after my departure.

6. Agreement Not to Solicit Employees. I further agree that, during my employment with the Company, and for a period of one (1) year after the end of my employment relationship with the Company for any reason, I will not, directly or indirectly, either on my own behalf or on behalf of any other person or entity, attempt to employ, solicit for employment, or otherwise seek to employ or retain any employee or consultant of the Company, or in any way assist or facilitate any such employment, solicitation, or retention effort.

7. Assignment of Intellectual Property.

(a) “Intellectual Property” means any idea, concept, design, suggestion, discovery, invention, copyright, patent, trademark, trade secret, or other intellectual property of any nature, including computer graphics, programs, and/or algorithms, processes, diagrams, know-how, drawings, notes, memoranda, digital representations, illustrations, videos, photographs, and/or pictorial representations of any nature. “Inventions” means all discoveries, developments, designs, improvements, formulas, and processes.

(b) I agree to identify all Intellectual Property and Inventions, as defined above, of mine that existed prior to my employment with the Company within fourteen (14) days after beginning my employment by completing and returning Exhibit 1 hereto. I understand and agree that if I do not identify my Intellectual Property and Inventions within the 14-day period, all such Intellectual Property and Inventions will not be reserved and will be considered part of my background training and experience that I am providing to the Company as consideration for its employment of me. I have also received and understand the Limited Exclusion Notification attached as Exhibit 2 hereto.

(c) I acknowledge and agree that all works that I may create for or author during the period of my employment with the Company which relate or are useful to the business, or demonstrably anticipated business of the Company, whether or not created during my working time, are within the scope of my employment relationship with the Company and are works for hire, and that the Company owns all rights in such works of authorship. To the extent that such works of authorship are not works for hire, I hereby assign them to the Company as set out in subparagraph (e), below.

(d) I will fully and promptly disclose to the Company, and I hereby assign to the Company as set out in subparagraph (e), below, any and all Intellectual Property that is related or useful to the business, or demonstrably anticipated future business, of the Company which I may solely or jointly conceive, design, develop, create, or suggest or cause to be conceived, designed, developed, created, or suggested during my employment with the Company, whether or not conceived, designed, developed, created, or suggested during my working time. However, the foregoing sentence will not apply to any Invention that qualifies fully under the provisions of California Labor Code § 2870, where I developed the Invention entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those Inventions that (i) relate at the time of their conception or reduction to practice to the Company’s business, or to actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by me for the Company.

(e) Any works of authorship referred to in subparagraph (c), above, and any Intellectual Property referred to in subparagraph (d), above (except to the extent excluded from the scope of subparagraph (d) by virtue of the statute referenced therein), are referred to as “Company-Related Intellectual Property.” All right, title, and interest in and to the Company- Related Intellectual Property, including any renewal and extension rights, shall be the sole and absolute property of the Company. I agree that, without additional consideration or compensation of any kind, I will assign and I hereby do assign to the Company all my right, title, and interest in and to any Company-Related Intellectual Property now or hereafter existing and all renewal and extension rights, and I agree to execute any documents necessary to evidence the Company’s proprietary interest in any Company-Related Intellectual Property. I acknowledge and agree that new rights to the results and proceeds of my services may come into being in the future under law and/or in equity, and I hereby assign, grant, and convey to the Company any and all such rights, renewals, and extensions thereof in and to such results and proceeds. In the event the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for protection of, or enforce any action with respect to, Company-Related Intellectual Property, I hereby irrevocably designate and appoint the Company and its duly-authorized officers and agents as my agent and attorney-in-fact to act for and in my behalf to execute such documents and to do all other lawfully permitted acts to protect the Company’s interest in any Company-Related Intellectual Property with the same legal force and effect as if executed by me.

(f) I will not knowingly do anything to imperil the validity of any intellectual property rights of the Company, and will not do or omit to do any act which may invalidate any application for the same or in any way publish or cause to be published any material relating to Company-Related Intellectual Property.

8. Complete Agreement. This agreement constitutes the complete agreement between the Company and me relating to the subject matter of it and supersedes any and all prior written or oral agreements or understanding relating to the subject matter of this agreement. I understand that no representative of the Company has been authorized to enter into any agreement or commitment with me which is inconsistent in any way with the terms of this agreement. I also understand and agree that this agreement does not in any way change the at-will nature of my employment relationship with the Company. This Agreement may not be modified except in a writing signed by the party to be bound.

9. Governing Law. This agreement will be governed by the law of the state of California.

10. Severability. The invalidity or nonenforceability of any part of this agreement does not affect the validity or enforceability of any other part. If any part of this agreement is for any reason held to be excessively broad as to time, duration, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable.

11. Successors. I understand and agree that this agreement is binding upon my heirs, executors, administrators and other personal and legal representatives of mine.

12. Voluntary Agreement. I understand that this agreement includes obligations in addition to those obligations which may be imposed or implied by law, and I certify that I have read, understand and voluntarily agree to and undertake the obligations set forth in this agreement. I agree that it is not necessary for the Company to sign this agreement for it to be binding on me.

Employee Signature:

Employee Printed Name: Michael McFadden

Dated:

EXHIBIT 1

Identification of Intellectual Property and Inventions

If no response is provided to any of the requests below, this will mean that your response to that item is “none.”

1. Please identify and describe any Intellectual Property (as defined in paragraph 8(a), above), which you have developed or in which you have some ownership interest:

2. Please describe any Inventions (as defined in paragraph 10(a), above), which you have developed or in which you have some ownership interest:

Employee Signature:

Employee Printed Name: Michael McFadden

Dated:

1.

Exhibit 2

Limited Exclusion Notification

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

(a) Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

(b) Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

2.

Exhibit B

Form of Mutual Agreement to Arbitrate Claims

Urovant Sciences, Inc. (the “Company”) and I, the undersigned employee, recognize and desire the benefits of a speedy, impartial, final and binding dispute resolution procedure. For these reasons, and in consideration of the mutual promises in this agreement to arbitrate (“Agreement”) and benefits of our employment relationship, the Company and I mutually consent to the resolution by arbitration of all claims or controversies (“claims”), past, present or future, whether or not arising out of my employment (or its termination), as stated below.

1. Arbitrable Claims. Arbitrable claims are those that the Company (or its subsidiaries and affiliates) may have against me or that I (and no other party) may have against any of the following: (1) the Company, (2) its officers, directors, employees or agents in their capacity as such or otherwise, (3) its parent, subsidiary and affiliated entities, (4) benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates and agents, and/or (5) all successors and assigns of any of them. The only claims that are arbitrable are those that could be brought under applicable state or federal law and which lawfully can be the subject of an agreement to arbitrate. Arbitrable claims include, but are not limited to: claims for wages, bonuses, or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, military or veterans status, physical or mental disability or handicap, or medical condition), harassment or retaliation; claims for benefits (except claims under an employee benefit or pension plan that either specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or is underwritten by a commercial insurer which decides claims); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims for: workers’ compensation or unemployment compensation benefits; claims covered by (and defined in the Franken Amendment, first enacted in Section 8116 of the Defense Appropriations Act of 2010, or any similar statute, regulation or executive order. Both the Company and I agree that neither of us shall initiate or prosecute any lawsuit in any way related to any claim covered by this Agreement, other than to seek temporary equitable relief in aid of arbitration where such relief is available by law. I understand that nothing in this Agreement prohibits me from filing a complaint, charge, or other communication with any administrative or other governmental agency.

2. Law Governing this Agreement. The Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement. To the extent that the Federal Arbitration Act is inapplicable, or held not to require arbitration of a particular claim or claims, the arbitration law of the state in which I work or last worked for the Company shall apply.

3.

3. Arbitration Provider and Rules. The arbitration will be conducted through Judicial Arbitration & Mediation Services (JAMS). The arbitration shall take place in the county (or comparable government unit) in which I am or was last employed by the Company, and no dispute affecting my rights or responsibilities shall be adjudicated in any other venue or forum. The arbitration will be conducted in accordance with the then-current JAMS Employment Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at http://www.jamsadr.com/rules-employment-arbitration. I understand that the Company will provide me a written copy of those rules upon my request. The arbitrator shall be either a retired judge, or an attorney who is experienced in employment law and licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”), selected as provided by the JAMS rules. If a JAMS arbitrator is not available to conduct an arbitration in the location where the arbitration is to occur, then another arbitration service provider will be selected by mutual agreement of the parties (and all references to JAMS will be deemed to be references to that arbitration service provider). If the parties cannot agree on an alternative arbitration service provider, the court upon petition or motion shall designate one. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator is without jurisdiction to apply any different substantive law or law of remedies. The Arbitrator has the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment). The Federal Rules of Evidence shall apply. The Arbitrator shall render an award and written opinion, which shall include the factual and legal basis for the award, normally within 30 days after a dispositive motion is heard, or an arbitration hearing (including any post-hearing briefing) is completed.

4. Arbitration Costs and Fees. The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, that if I am the party initiating the claim, in the first instance, I will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which I am (or was last) employed by the Company, unless the JAMS rules or the Arbitrator allow me to proceed without doing so based on demonstrated financial hardship. Each party shall pay its own litigation costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and litigation costs, or if there is a written agreement providing for attorneys’ fees and/or litigation costs, the Arbitrator shall rule upon a motion for attorneys’ fees and/or litigation costs under the same standards a court would apply under the law applicable to the claim(s) at issue.

5. Procedure for Asserting Claims. The party asserting the claim must give written notice of any claim to the other party no later than the expiration of the statute of limitations (deadline for filing) that the law prescribes for the claim. Otherwise, the claim shall be deemed waived. I understand that the party asserting the claim is encouraged to give written notice of any claim as soon as possible after the event or events in dispute so that arbitration of any differences may take place promptly. Written notice to the Company, or its officers, directors, employees or agents, shall be sent to the Company’s then-current headquarters address, c/o SVP, Head of Human Resources. I will be given written notice at the last address recorded in my personnel file. The written notice shall identify and describe the nature of all claims asserted, the facts upon which such claims are based and the relief or remedy sought. The notice shall be sent to the other party by certified or registered mail, return receipt requested.

4.

6. Discovery. Each party shall have the right to take depositions of three fact witnesses and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents consisting of up to 25 individual categories of requested documents in total to any party, and to subpoena documents from third parties. Requests for additional depositions or discovery may be made to the Arbitrator selected pursuant to this Agreement. The Arbitrator may grant such additional discovery if the Arbitrator finds that the party has demonstrated that it needs that discovery to adequately arbitrate the claim, taking into account the parties’ mutual desire to have a speedy, less-formal, and cost-effective dispute-resolution mechanism.

7. Individual Dispute Resolution. To the maximum extent permitted by law, I hereby waive any right to bring on behalf of persons other than myself, or to otherwise participate with other persons in, any class, collective, or representative action (including but not limited to any representative action under the California Private Attorneys General Act (“PAGA”), or other federal, state or local statute or ordinance of similar effect). I understand, however, that to the maximum extent permitted by law I retain the right to bring claims in arbitration, including PAGA claims, for myself as an individual (and only for myself). If a court adjudicating a case involving the Company and me were to determine that there is an unwaivable right to bring a PAGA representative action, any such representative action shall be brought only in court, and not in arbitration.

8. Finality. The decision of the Arbitrator will be final, conclusive and binding on the parties to the arbitration, except as provided by law. Judgment may be entered on the Arbitrator’s decision in any court having jurisdiction.

9. Complete Agreement. This is the complete agreement between the Company and me on the subject hereof; provided, however, that if for any reason this Agreement is held unenforceable, then any prior agreement to arbitrate between the Company and me shall survive. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement. This Agreement shall survive the termination of my employment and the expiration of any benefit plan.

10. Company Bound. I understand that, by the act of presenting this Agreement to me, the Company has agreed to bind itself to (and is entitled to invoke) this Agreement upon my execution of it, without need for a signature on its part.

11. Severability. If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement. All other provisions shall remain in full force and effect based upon the mutual intent of the Company and me to create a binding agreement to arbitrate any disputes between us.

5.

I UNDERSTAND THAT I AM GIVING UP MY RIGHT TO A JURY TRIAL. I FURTHER ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISHED TO DO SO.

Employee Signature	Date

Michael McFadden
Printed Name

6.